Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Estimates of Catastrophe Losses from Hurricane Florence

ELBA, ALABAMA (September 21, 2018)…The National Security Group, Inc. (NASDAQ:NSEC) released estimates of reported catastrophe losses from Hurricane Florence incurred by property and casualty subsidiary National Security Fire & Casualty Company.

On September 14, 2018, Hurricane Florence made landfall along the southern coast of North Carolina near Wrightsville Beach. At landfall, Florence was a Category 1 hurricane with winds of approximately 90 mph with higher gusts in some areas. By the end of the day, Florence weakened to a tropical storm but battered the North and South Carolina coasts with strong wind and heavy rain. On September 15th, Florence remained a tropical storm and slowly moved southwest into South Carolina. On September 16th, the storm weakened to a tropical depression and moved west through South Carolina before eventually turning north. Due to the limited geographic area exposed to hurricane and tropical storm force winds, insured losses of our policyholders due to Hurricane Florence are expected to be limited to the state of South Carolina. We do not insure property in North Carolina.

Based on managements' analysis of historical reporting patterns, preliminary post event model output and assessment of early reports of claims to date, we estimate our ultimate gross losses from Hurricane Florence to be in the range of $1,000,000 to $1,500,000. We expect losses, net of tax, from Hurricane Florence to reduce our third quarter and year-to-date earnings in the range of $790,000 ($0.31 per share) to $1,185,000 ($0.47 per share).

We maintain catastrophe reinsurance that provides coverage from a catastrophe event up to $72.5 million subject to a $4 million per event retention. We also prepay reinstatement premium protection which provides additional coverage for a subsequent event that exceeds the $4 million per event retention level. Based on estimates outlined above, we do not expect losses from Hurricane Florence to exceed our per event retention level under our catastrophe reinsurance program.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property & casualty (P&C) and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners, and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.

Information about forward-looking statements
Any statement contained in this report which is not a historical fact, or which might otherwise be considered an opinion or projection concerning the Company or its business, whether expressed or implied, is meant as and should be considered a forward-looking statement within the meaning of the "safe harbor" provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks, including but not limited to changes in market conditions, natural disasters and other catastrophic events, increased competition, changes in availability and cost of reinsurance, changes in governmental regulations, technological changes, political and legal contingencies and general economic conditions, as well as other risks and uncertainties more completely described in the Company’s filings with the Securities and Exchange Commission. If any of these assumptions or opinions proves incorrect, any forward-looking statements made on the basis of such assumptions or opinions may also prove materially incorrect in one or more respects and could cause actual results to vary materially from our expected results. Please refer to the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission for information concerning the important factors that can cause results to differ materially from these forward-looking statements.